
China Du Kang Co., Ltd. ("China Du Kang")
F/K/A Amstar Financial Holdings, Inc. ("AFLH")
Incorporated in the State of Nevada
on January 16, 1987
Acquiring 100% equity interest on 2/11/2008
Hong Kong Merit Enterprise Limited
"Merit"
Incorporated in Hong Kong
on September 8, 2006
Acquiring 100% equity interest on 1/22/2008
Shaanxi Huitong Food Development Co., Inc.
"Huitong"
Incorporated in Shaanxi Province, PRC
on August 9, 2007
Acquiring 98.24% equity interest on 12/26/2007
Shaanxi Xidenghui Technology Stock Co., Ltd.
"Xidenghui"
Incorporated in Shaanxi Province, PRC
on March 29, 2001
Acquiring 90.51% equity interest on 5/15/2002
Acquiring 70% equity interest on 11/12/2007
Shaanxi Baishui Dukang Liquor Co., Ltd.
"Baishui Dukang"
Incorporated in Shaanxi Province, PRC
on March 1, 2002
Shaanxi Baishui Dukang Liquor Brand Management Co., Ltd.
"Brand Management"
Incorporated in Shaanxi Province, PRC
on November 12, 2007